UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 22, 2006
Date of Report (Date of earliest event reported)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

(Exact name of registrant as specified in its charter)

Bermuda	1-8993	94-2708455
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

Harborside Financial Center, Plaza 5

Jersey City, New Jersey 07311-1114

(Address of principal executive offices)

(201) 631-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

Compensation Philosophy

The Company’s executive compensation policies are designed with one goal in mind, maximization of shareholder value over long periods of time. The Compensation Committee believes that this goal is best pursued by utilizing a pay-for-performance program that serves to attract and retain superior executive talent and provide management with performance-based incentives to maximize shareholder value. Through this compensation program, the Compensation Committee seeks to maximize shareholder value by aligning closely the financial interests of management with those of its shareholders.

Compensation of White Mountains’ senior management team, including its named executive officers, consists primarily of three components: base salary, annual bonus and long-term incentive awards. Base salaries have been capped at $400,000. Annual bonus targets for all senior executives are 50% of base salary. Long-term incentives for senior executives typically are comprised of performance shares and/or units. Under these instruments, payouts are explicitly tied to White Mountains’ (or its subsidiaries’) performance over a three-year period and are highly variable (the actual number of shares/units paid out at the end of the cycle will range from 0% to 200% of target depending on performance against established goals).

Annual Bonus Programs

On February 22, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of the Company approved annual bonuses to be paid to each of the Company’s named executive officers under the Company’s annual bonus programs. The annual bonuses approved with respect to 2005 are as follows: Steven E. Fass, $0; T. Michael Miller, $200,000; David T. Foy, $200,000; Gary C. Tolman, $190,000; and Charles B. Chokel, $0.

There were no material changes to the Company’s annual bonus programs for 2006.

Long-Term Incentive Awards

2003-2005 Performance Cycle Award Payouts. On February 22, 2006, the Committee approved performance share amounts to be paid to certain of the Company’s named executive officers for the 2003-2005 performance share cycle. From January 1, 2003 to December 31, 2005, including dividends returned, the Company’s tangible GAAP book value increased by approximately $1.0 billion and its market capitalization increased by approximately $2.6 billion, a solid result for the Company’s owners. The Committee determined that the performance versus the target established at the beginning of 2003 yielded a performance share payout of 142% of target to the applicable named executive officers which resulted in the following payouts:  Mr. Fass, $3,811,813; Mr. Foy, $7,623,625; and Mr. Chokel, $2,287,088. Messrs. Miller and Tolman did not have any performance share awards for the 2003-2005 performance cycle.

On February 22, 2006, the Committee also approved subsidiary performance unit amounts to be paid to certain of the Company’s named executive officers. The Committee determined that the performance versus the targets established at the beginning of 2003 yielded the following payout percentages:  White Mountains Re performance metric: 144% of target (the basis for Mr. Fass’ award); Esurance metric: 90% of target (the basis for Mr. Tolman’s award); OneBeacon performance metric: 57% of target (the basis for Mr. Chokel’s award). This resulted in the following payouts: Mr. Fass, $1,132,051; Mr. Tolman, $334,323; and Mr. Chokel, $1,376,000. Messrs. Miller and Foy did not have any subsidiary performance unit awards for the 2003-2005 performance cycle.

2006-2008 Performance Cycle Grants. At the same meeting, the named executive officers of the Company were granted target performance shares for the 2006-2008 performance cycle as follows: Mr. Fass, 9,000 performance shares; Mr. Miller, 3,300 performance shares; Mr. Foy, 6,850 performance shares; Mr. Tolman, 1,345 performance shares; and Mr. Chokel, 2,800 performance shares. In addition, Mr. Miller was granted 10,560 OneBeacon performance units (with a target value of $1.5 million) and Mr. Tolman was granted 1,209 Esurance performance units (with an at target value of $2.2 million). Performance against the targets governing the performance shares and units will be confirmed by the Committee following the end of 2008 and the number of performance shares and units actually awarded at that time will generally range from 0% to 200% of the target number granted.

Compensation of Directors

On February 23, 2006, based on the recommendations of the Committee, the Board of Directors of the Company made no changes to the fees payable to non-employee directors for service on the Board and its committees

In connection with the restructuring in 2005 of the Company’s relationship with Prospector Partners, LLC and John D. Gillespie (a director of the Company and Managing Member of Prospector), Mr. Gillespie’s performance shares for the 2003-2005 performance cycle remained outstanding and became subject to the consulting agreement between Prospector and a subsidiary of the Company. Pursuant to an investment management agreement, Prospector manages specified assets within White Mountains’ investment portfolio, primarily equity securities, and pursuant to the consulting agreement advises White Mountains on matters including capital management, asset allocation, private equity investments and mergers and acquisitions. On February 22, 2006, the Committee approved a performance share payment of $11,439,731 to Mr. Gillespie for the 2003-2005 performance cycle. In addition, pursuant to the consulting agreement, Prospector was granted 8,400 target performance shares for the 2006-2008 performance cycle. Performance against the target governing such performance shares will be confirmed by the Committee following the end of 2008 and the number of performance shares actually awarded at that time will generally range from 0% to 200% of the target number granted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
DATED: February 28, 2006	By:	/s/	J. BRIAN PALMER
J. Brian Palmer
Chief Accounting Officer